SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No.)

[  ]  Preliminary Information Statement

[  ]  Confidential,  for Use of the  Commission  Only  (as  permitted  by Rule
      14c-5(d)(2))

[X]  Definitive Information Statement

                       STAMFORD TOWERS LIMITED PARTNERSHIP
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[  ]  No fee required.

[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies:

                DEPOSITARY UNITS OF LIMITED PARTNERSHIP INTEREST
        --------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

                                    7,826,300
        --------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         The value of the transaction is $61,315,000 representing the purchase price of the assets and $315,000 representing the reimbursement of certain amounts.

         (4) Proposed maximum aggregate value of transaction:

                                   $61,630,000
        --------------------------------------------------------------
         (5) Total fee paid:

                                     $12,326
        --------------------------------------------------------------
[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
         -------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:
         -------------------------------------------------

         (3) Filing Party:
         -------------------------------------------------

         (4) Date Filed:
         -------------------------------------------------

                       STAMFORD TOWERS LIMITED PARTNERSHIP
                  C/O FIRST DATA INVESTOR SERVICES GROUP, INC.
                                  P.O. BOX 1527
                        BOSTON, MASSACHUSETTS 02104-1527
                                 1-800-223-3464

                                                            May 1, 1998


Dear Unit Holder:

         As discussed in the July 1997 letter from Stamford Towers Limited Partnership (the "PARTNERSHIP"), Stamford Towers, Inc., the general partner of the Partnership (the "GENERAL PARTNER"), commenced marketing its two commercial office buildings and the underlying real estate located in Stamford, Connecticut (collectively, the "PROJECT") for sale in July of 1997. On March 17, 1998 the Partnership entered into a Purchase and Sale Agreement (the "PURCHASE AGREEMENT") to sell the Project to Reckson Operating Partnership, L.P., an unaffiliated entity, for $61,315,000 in cash, subject to normal adjustments (the "PROPOSED SALE"). The closing of the Proposed Sale is subject to a number of conditions described in the attached Information Statement. One of these conditions is that the holders of a majority of the Partnership's limited partnership interests (the "UNIT Holders") do not disapprove of the Proposed Sale.


         Upon the consummation of the Proposed Sale, the Partnership must pay its outstanding obligations, including the $18.4 million debt secured by a mortgage on the Project, and establish reserves for the estimated expenses of winding up the Partnership and for any contingent liabilities of the Partnership. Based on estimated net proceeds of the sale (after expenses related to closing expenses, brokerage commission, legal fees, certain standard adjustments and satisfaction of mortgage indebtedness) of approximately $44.8 million and estimated liquidation reserves of $250,000, the General Partner estimates the Partnership will make a distribution from the net proceeds of the Proposed Sale, together with the Partnership's available cash reserves, in the amount of approximately $44.6 million or $5.70 per Unit. However, assuming consummation of the Proposed Sale, there can be no assurance as to the actual amount of any distribution since such distribution is contingent upon a variety of factors, including certain closing adjustments and pro-rations. After satisfaction of all outstanding obligations, the Partnership may be able to make a final liquidating distribution, but the Partnership does not anticipate that such distribution, if any, will be significant.


         Under the Partnership's Amended and Restated Agreement of Limited Partnership (the "PARTNERSHIP Agreement"), Unit Holders have the right to object to the Proposed Sale. The Partnership Agreement provides that any objection must be received by Stamford Towers Depositary Corp., the assignor limited partner of the Partnership, within ten days of receipt of this notice and the Information Statement. However, in order to ensure that Unit Holders have a fair opportunity to consider and object to the Proposed Sale, the General Partner currently intends not to proceed with the Proposed Sale on the terms of the Purchase Agreement if Unit Holders owning a majority of the Units give appropriate notice of their objection on or before June 1, 1998.

         Please note that any Unit Holder who does not provide a notice of objection within the applicable period will be deemed to have approved the Proposed Sale. If the Project is sold, the Partnership will dissolve and will continue to exist solely for the purpose of winding up its affairs.

         The attached Information Statement provides detailed information about the Proposed Sale, including a description of the General Partner's reasons for deciding to recommend the sale of the Project on the terms described in this Information Statement and as contained in the Purchase Agreement. See "Summary of the Purchase Agreement" for description of the Purchase Agreement. All Unit Holders are urged to review the Information Statement carefully.

                                 Very truly yours,

                                 STAMFORD TOWERS LIMITED PARTNERSHIP

                                 By:      STAMFORD TOWERS, INC.,
                                          General Partner

                                          By:  /s/ Jeffrey C. Carter
                                               -------------------------------
                                               Jeffrey C. Carter, President

                                TABLE OF CONTENTS

Introduction................................................................1
The Partnership.............................................................3
         General............................................................3
         The Project........................................................3
         Project Leases.....................................................3
         Partnership Indebtedness...........................................5
         On-Site Project Management; Leasing and Sale Brokers...............5
The Proposed Sale...........................................................6
         General............................................................6
         Background.........................................................6
         Reasons for the Proposed Sale......................................7
Summary of the Purchase Agreement...........................................8
         General............................................................8
         Purchase Price.....................................................8
         Partnership's Warranties and Representations.......................8
         Title to Property..................................................9
         Adjustments at Closing.............................................9
         Tax Appeal.........................................................10
         Outstanding Zoning Payment Obligations.............................10
         Closing and Conditions.............................................10
         Expenses...........................................................11
         Purchaser Default..................................................11
         Partnership Default................................................11
         Termination........................................................11
         No Governmental Approvals Required.................................11
Effects of Selling the Project..............................................12
Estimated Distributions.....................................................12
Interests of Certain Persons in the Proposed Sale...........................14
Termination of the Partnership..............................................14
Federal Income Tax Consequences of the Sale.................................14
         General............................................................14
         Income from Partnership Operations.................................15
         Income from the Proposed Sale......................................15
         Depreciation Recapture.............................................15
         Receipt of Liquidating Distributions...............................15
         Taxation of Capital Gains and Losses...............................16
         Passive Activity Loss Provisions...................................16
         Adjusted Tax Basis and At Risk Basis of Partnership Interests......16
         Alternative Minimum Tax............................................16
Financial Information.......................................................17
Selected Financial Data.....................................................17
Ownership of Units by Certain Persons and Management........................17
Market for the Partnership Units............................................18
Vote Required...............................................................18
Procedure for Objecting Unit Holders........................................18
Additional Information......................................................18

                       STAMFORD TOWERS LIMITED PARTNERSHIP
                  C/O FIRST DATA INVESTOR SERVICES GROUP, INC.
                                  P.O. BOX 1527
                        BOSTON, MASSACHUSETTS 02104-1527
                                 1-800-223-3464


                              INFORMATION STATEMENT


                                  INTRODUCTION

         Stamford Towers Limited Partnership (the "PARTNERSHIP") is providing this Information Statement to the holders ("UNIT HOLDERS") of depository units of limited partnership interests ("UNITS") in Stamford Towers Depositary Corp., a Delaware corporation and the sole limited partner of the Partnership (the "DEPOSITARY"). The sole general partner of the Partnership is Stamford Towers, Inc. (the "GENERAL PARTNER").

         This Information Statement includes a summary of the material terms of the Purchase and Sale Agreement, dated March 17, 1998 (the "PURCHASE AGREEMENT") between the Partnership and Reckson Operating Partnership, L.P., an unaffiliated entity (the "PURCHASER"). The Purchase Agreement provides for the sale (the "PROPOSED SALE") of the Partnership's real property, consisting of two parcels of land in Stamford, Connecticut and two commercial office buildings built on those parcels (collectively, the "PROJECT"). Subject to certain adjustments and the satisfaction of various conditions, the Purchaser would pay $61,315,000 to the Partnership for the Project and would reimburse the Partnership for certain leasing brokerage commissions and tenant fit-out costs incurred as a result of recent Project lease transactions, in an amount approximately equal to $315,000. See "Summary of the Purchase Agreement."

         If the Partnership sells the Project pursuant to the Purchase Agreement, the General Partner currently estimates that a distribution from the net proceeds of the Proposed Sale, together with the Partnership's excess cash, less funds necessary for any contingent liabilities and anticipated expenses of winding up the Partnership's affairs, in the aggregate amount of approximately $5.70 per Unit would be made following the Proposed Sale. The Partnership would reserve an amount which the General Partner believes sufficient to satisfy the remaining obligations of the Partnership at the time of the dissolution. See "Estimated Distributions." Once the remaining obligations of the Partnership are satisfied, the Partnership may be able to make a liquidating final distribution to the Unit Holders. The General Partner does not anticipate that such distribution, if any, will be significant.

         Under the Partnership's Amended and Restated Agreement of Limited Partnership (the "PARTNERSHIP Agreement"), Unit Holders may, if they choose, instruct the Depositary to approve or disapprove of a proposed sale of the Project. If Unit Holders who own more than a majority of the Units instruct the Depositary to object to the Proposed Sale, the General Partner will not sell the Project on the terms contemplated by the Purchase Agreement. In that event, the Partnership would continue to own the Project and to operate in accordance with the terms of the Partnership Agreement.


         Unit Holders who do not wish to object to the Proposed Sale need not do anything. Their Units will automatically be voted by the Depositary to approve the Proposed Sale. However, under the terms of the Partnership Agreement, if a Unit Holder wishes to object to the Proposed Sale, that Unit Holder must inform the Depositary of such objection within ten days of receipt of this Information Statement. If a Unit Holder wants the Depositary to object on such Unit Holder's behalf, it is the responsibility of the Unit Holder to assure that the Depositary receives appropriate notice within the ten-day period. However, in order to ensure that Unit Holders have a fair opportunity to consider and object to the Proposed Sale, the General Partner currently intends not to proceed with the Proposed Sale if the Unit Holders owning a majority of the Units notify the Depositary of their objection on or before June 1, 1998.

         Unit Holders should submit any instructions to the Depositary to the following address:

                        Stamford Towers Depositary Corp.
                  c/o First Data Investor Services Group, Inc.
                                  P.O. Box 1527
                        Boston, Massachusetts 02104-1527
                         Attn.: Financial Communications
                                 1-800-223-3464


         WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU IN ACCORDANCE WITH THE PARTNERSHIP AGREEMENT. THIS INFORMATION STATEMENT CONTAINS SUMMARIES OF CERTAIN DOCUMENTS BELIEVED TO BE ACCURATE, BUT SUCH SUMMARIES ARE QUALIFIED BY REFERENCE TO THESE DOCUMENTS.


         THIS INFORMATION STATEMENT CONTAINS ESTIMATES, PROJECTIONS AND APPROXIMATIONS BELIEVED TO BE AS ACCURATE AS POSSIBLE. HOWEVER, ACTUAL RESULTS AND AMOUNTS AVAILABLE FOR DISTRIBUTION MAY BE LESS THAN THE ESTIMATES INCLUDED HEREIN.

         THE  GENERAL  PARTNER  HAS  NOT  AUTHORIZED   ANYONE  ELSE  TO  PROVIDE
INFORMATION CONCERNING THE PROPOSED SALE OF THE PROJECT. IF ANYONE ELSE PROVIDES INFORMATION ABOUT THE PROPOSED SALE, THAT INFORMATION CANNOT BE RELIED UPON.



             The date of this Information Statement is May 1, 1998.

                                 THE PARTNERSHIP


GENERAL

         The Partnership was formed on August 14, 1986. The term of the Partnership expires on December 31, 2036, unless earlier terminated by law or pursuant to the Partnership Agreement, including by reason of a dissolution upon a consummation of the Proposed Sale. The Partnership maintains its principal executive offices at 3 World Financial Center, 200 Vesey Street, 29th Floor, New York, New York 10285.

         The General Partner has the sole authority to control and manage the Partnership's business and affairs, subject to certain limitations as set forth in the Partnership Agreement.

         The Partnership was formed for the purpose of acquiring, constructing, developing, owning and operating the Project. However, the Partnership Agreement also specifies that the sale of the Project is an additional purpose of the Partnership.

         In March, 1988, the Partnership completed an offering of 7,826,300 Units, which Units represent an assignment of economic and voting rights attributable to limited partnership interests (the "INTERESTS") in the Partnership. The Depositary, which owns a number of Interests equal to the total number of Units purchased by the Unit Holders, acts as a depository for the Interests and votes the Interests represented by the Units in accordance with the written instructions of the Unit Holders.

THE PROJECT

         The Project consists of two 11-story multi-tenant commercial office buildings, comprised of four levels of parking and seven levels of office space, located in the central business district of Stamford, Connecticut. The building located at 750 Washington Boulevard (the "NORTH TOWER") contains approximately 192,939 square feet of rentable floor space; the building located at 680
Washington Boulevard (the "SOUTH TOWER") contains approximately 132,477 square feet of rentable floor space.

PROJECT LEASES


         As of the date hereof, the Partnership has leased approximately 91% of the rentable space in the Project, consisting of approximately 94% of the available rentable area of the North Tower and approximately 86% of the available rentable area of the South Tower. On April 21, 1998, the Partnership entered into a lease with Swiss Bank Corporation ("SWISS BANK") covering two floors in the South Tower. Swiss Bank had entered into a letter of intent to lease space in the South Tower on January 12, 1998. While the majority of the leased space in the Project is restricted to general office uses, the Partnership has leased 5,688 square feet in the North Tower for use as an executive healthcare facility, approximately 3,400 square feet for use as the Project cafeteria and approximately 500 square feet of ground floor retail space for use as a sundry shop for Project occupants and visitors. Project office leases range in size from 2,101 rentable square feet to 135,909 rentable square feet and expire at times between February, 1999 and September, 2006. Most leases include five-year renewal options, at the then fair market rental value, which may be exercised by the tenant upon prior notice to the Partnership. As of the date hereof, the average rent per square foot of occupied office space was $23.84 per year. The table below sets forth material information concerning the Project leases as of April 21, 1998.



NORTH TOWER
                                                      RENTABLE                                       Current Annual Rent
                 TENANT                              SQUARE FEET           LEASE EXPIRATION DATE(1)    PER SQUARE FOOT

Citicorp North America, Inc.                           135,909                  June 30, 2006               $25.00

Millsport, Inc.,                                        10,930               January 31, 2002               $23.30

Memberworks Incorporated                                 8,976                 March 14, 2006               $28.00

Life Extension Institute, Inc.
d/b/a Executive Health Group                             5,688                  June 19, 2007               $26.00

Telco Holdings, Inc.                                     5,238               January 31, 2003               $28.00

Robert Half International, Inc.                          3,362              September 4, 2002               $28.00

Culinart, Inc. (cafeteria)                               3,353                 month-to-month         6.5% of Gross Sales

Sirrom Capital Corporation                               3,337               January 31, 2003               $28.50

MD Revenues, Inc. &
Interventional Consulting, Inc.                          2,495               January 22, 2004               $17.23

Dow Jones & Company                                      2,101              February 28, 1999               $23.00

Tower Connection (sundry shop)                             500                 month-to-month                $0.00


SOUTH TOWER


Swiss Bank                                              38,173                 April 30, 2002               $32.00

Times Mirror Training, Inc.                             36,700             September 20, 2006             $12.33 (2)


Memberworks Incorporated                                18,650                 March 14, 2006               $19.00

Tradition Financial Services, Inc.                      11,605              February 22, 2004               $24.00

Consolidated Hydro, Inc.                                 8,612                 March 31, 2006               $19.75

Project Management Office                                1,482                 month-to-month                $0.00



(1) All Project tenants (except for Culinart, Inc. and Tower Connection) have been granted at least one five-year renewal option at then current fair market rent.


(2) The rent payable by Times Mirror Training, Inc. reflects, among other things, payment by Times Mirror Training, Inc. of all fit-up expenses.

PARTNERSHIP INDEBTEDNESS

         In July of 1990, the Partnership obtained financing (the "ORIGINAL LOAN") from People's Bank ("PEOPLE'S"), of Bridgeport, Connecticut, in the maximum amount of $25,000,000, maturing in seven years. The Original Loan is secured with a first mortgage on the Project and an assignment of the Project leases. The proceeds of the Original Loan were made available to fund certain expenses of the Project, such as leasing commissions and tenant build-out advances for the construction of tenant improvements.

         In May of 1997, the Partnership refinanced the Original Loan with People's to extend the maturity of the Original Loan until June 1, 2004 (the "NEW LOAN"). The New Loan is divided into two components: (i) the Permanent Portion which currently bears interest at a rate of 7.63%; and (ii) the Development Portion which currently bears interest at a rate of 7.83%.

         The Permanent Portion is comprised of the balance of the Original Loan at the time of the closing of the New Loan, the closing costs of the New Loan and any future loan advances under the Development Portion. The Development Portion consists of any loan advances which the Partnership required, subject to People's approval, to finance costs associated with leases entered into after the New Loan was closed. Annually, the balance of loan advances under the Development Portion are transferred to the Permanent Portion. The Partnership is required, on a monthly basis, to make debt service payments of interest and principal under the New Loan in an amount equal to $138,218.

         In connection with the New Loan, the Partnership was required to establish and fund a real estate tax escrow (the "ESCROW") held by People's. Accordingly, the Partnership is required to deposit with People's, on a monthly basis, a portion of the funds necessary for People's to pay the next installment of pro-rated real estate taxes for the Project. The balance held in the Escrow will be returned to the Partnership upon payment of the outstanding balance of the New Loan and interest thereon.

         In the event the Partnership sells the Project, the Partnership must pay the outstanding balance of the New Loan and any accrued interest thereon to the date of repayment. The Partnership must give 30 days' notice to People's of its intention to pre-pay the New Loan. The Partnership will not incur any pre-payment fee or penalty. As of December 31, 1997, the outstanding principal amount of the New Loan was $18.4 million.

ON-SITE PROJECT MANAGEMENT; LEASING AND SALE BROKERS

         The Partnership Agreement provides that the General Partner may retain the services of any person reasonably necessary and appropriate to carry out the business and affairs of the Partnership.

         Insignia/ESG, a division of Insignia Financial Group, Inc., a Delaware corporation, having its principal offices in Greenville, South Carolina, provides property management services on behalf of the Partnership. The Partnership pays an annual fee of 1.5% of Project gross rental income for such property management services. The Partnership also retains Insignia/ESG as its exclusive leasing agent or broker for the Project. The Partnership pays customary brokerage fees to Insignia/ESG, and to any broker representing a tenant with respect to each Project lease.


         The Partnership retained Insignia Capital Advisors, Inc. ("INSIGNIA"), a division of Insignia Financial Corp., having its principal offices at 200 Park Avenue, New York, New York 10166, as its exclusive agent or broker in connection with any sale of the Project which occurs prior to June 30, 1998. In the event the Partnership sells the Project to the Purchaser pursuant to the Purchase Agreement, the Partnership will pay Insignia a fee of $919,725 which is 1.5% of the gross purchase price paid by the Purchaser.

                                THE PROPOSED SALE

GENERAL


         The General Partner believes that the Proposed Sale is in the best interest of the Partnership and the Unit Holders. Various factors, including the improved operating performance of the Project, the overall health of the economy, the strengthening national real estate and capital markets and the decreasing vacancy rate for Class A office space in the central business district of Stamford, Connecticut, have significantly increased the market value of the Project over the past year. After giving effect to the lease with Swiss Bank, the Project is 91% leased. Any further increase in the value of the Project would be largely contingent on the Project tenants' renewing their leases at higher rental rates during even more favorable market conditions or upon the Partnership's procuring new leases with new tenants at higher rental rates upon the expiration of current leases. The General Partner believes that, because of the uncertainties and risks associated with the ownership and operation of commercial real estate, such as speculative future development of competing commercial office space in downtown Stamford, the sale of the Project at this time is in the best interests of the Unit Holders. The General Partner also believes that the price to be paid by the Purchaser for the Project is fair to the Partnership and the Unit Holders.


         If a majority in interest of the Unit Holders instruct the Depositary to object to the Proposed Sale in the time and manner specified in this Information Statement, the Proposed Sale will not be consummated in its present form, and the Purchase Agreement will be terminated. In that event, the Partnership will continue to own and to operate the Project until December 31, 2036, unless the Partnership is earlier dissolved in accordance with the Partnership Agreement, or by law.

         Even if Unit Holders owning a majority of the Units do not object to the Proposed Sale, there is no guarantee that the sale to the Purchaser will occur. In the event the Proposed Sale is not consummated, the General Partner anticipates that it would continue to market the Project for sale.

BACKGROUND

         In July, 1997, the General Partner began marketing the Project for sale. As noted, the Partnership retained the services of Insignia to market the Project.


         Between July and December, 1997, Insignia provided detailed information about the Project, and supplemental information about the Stamford commercial real estate market to potential purchasers. As appropriate, Insignia and the General Partner permitted potential purchasers to conduct on-site inspections and investigations of the Project and to review certain relevant Project documentation. Insignia was required to obtain the potential purchasers' agreements to treat, as confidential, all non-public information provided by the Partnership or Insignia with respect to the Project. Insignia requested that all potential purchasers submit offers to purchase the Project by December 15, 1997. By that date, Insignia received non-binding offers from 13 potential purchasers. After the Partnership and Swiss Bank entered into the letter of intent described under "The Partnership - Project Leases," the General Partner requested that the potential purchasers submit revised proposals. Revised proposals were received in early 1998 from two potential purchasers and were reviewed and evaluated by the General Partner with the assistance of Insignia.


         Following discussions and negotiations with the entities which submitted final purchase offers, the Partnership and the Purchaser entered into a non-binding Letter of Intent on January 30, 1998, which specified the general terms and conditions upon which the Partnership would be willing to enter into a binding written agreement with the Purchaser for the sale of the Project. The terms of the Purchase Agreement (as described below in "Summary of the Purchase Agreement") are substantially consistent with the terms outlined in the Letter of Intent.


         On March 17, 1998, the Partnership and the Purchaser entered into the Purchase Agreement, pursuant to which the Purchaser agreed to purchase the Project for an aggregate purchase price of $61,315,000, in cash, subject to customary adjustments and pro-rations and reimbursement of certain leasing and tenant fit out expenses recently incurred by the Partnership. See "Summary of the Purchase Agreement."

REASONS FOR THE PROPOSED SALE

         When the Partnership was organized, its purposes included the acquisition and development of the Project, the operation of the Project and the ultimate sale of the Project. On a regular basis, the General Partner reviews the financial performance of the Partnership and evaluates the operation of the Project. The General Partner believes that various current economic and market conditions make a sale of the Project to the Purchaser appropriate at this time. These factors include:


                  o The improved operating performance of the Project, including the recent increase in leasing activity at the Project which has increased occupancy levels to approximately 91% and average annual rent per square foot of occupied office space to $23.84;


                  o The current strength of economic and commercial real estate markets, including the overall strength of the Stamford, Connecticut central business district commercial real estate market;

                  o The current limited supply of substantial blocks of contiguous space in Class A commercial buildings located in the central business district in Stamford, Connecticut which has resulted in an increase in the number of current proposals to develop additional Class A commercial buildings, which, if completed, would result in increased competition with the Project for credit-worthy tenants;

                  o The continuing development of the central business district in Stamford, Connecticut, including a widening of the central business district to include more directly the Project; which is located directly opposite the recently-completed North American headquarters of Swiss Bank;

                  o  The  positive   response  to  Insignia's   solicitation  of
         proposals to purchase the Project;

                  o The price and other terms agreed to by the Purchaser in the Purchase Agreement; and

                  o The limited likelihood that any further increase in the value of the Project would be significant in the near term in light of the Partnership's inability to increase rental income unless current leases are renewed at more favorable rental rates at the end of their terms, or to the extent existing tenants do not elect to renew their leases, the Partnership is able to procure new tenants at then more favorable rates.

         The General Partner has concluded that these factors, when weighed against the risks and uncertainties inherent in continued ownership of the Project, make the sale of the Project to the Purchaser, at this time, prudent and in the best interests of the Unit Holders.

         Unit Holders should be aware that, if the Proposed Sale is completed, they would not participate in any future appreciation in the value of the Project which might occur. See also, "Federal Income Tax Consequences of the Sale."

                        SUMMARY OF THE PURCHASE AGREEMENT

GENERAL

         The material terms of the Purchase Agreement are summarized below.

         The Purchase Agreement was the product of extensive arms' length negotiation between the Purchaser and the General Partner. The Purchaser is unaffiliated with the Partnership. The Purchaser is a Delaware limited partnership, organized to own real property. The General Partner believes the Purchaser has the financial resources necessary to purchase the Project in accordance with the terms of the Purchase Agreement.

         The Purchase Agreement provides for the sale of all of the Partnership's interest in the Project to the Purchaser, including all of the Partnership's interest, as landlord, in and to all Project leases. The Project comprises substantially all of the assets of the Partnership. The New Loan would be repaid, in full, from the gross sale proceeds received by the Partnership. The Purchaser would assume all obligations of the Partnership, as landlord, under all Project leases and leasing brokerage agreements which are to be performed after the Proposed Sale.

PURCHASE PRICE


         Pursuant to the Purchase Agreement, the Partnership will sell the Project to the Purchaser for a purchase price of $61,315,000 (the "PURCHASE PRICE"), subject to adjustment and pro-rations as described below. The Purchaser has already deposited the sum of $2,000,000 (the "DEPOSIT"), in escrow, as a deposit under the Purchase Agreement. In addition, the Purchaser has agreed to reimburse the Partnership at the Closing (as hereinafter defined) for recently incurred leasing brokerage and tenant fit out expenses which the General Partner estimates will be approximately $315,000 in the aggregate (the "REIMBURSEMENT AMOUNT"). The balance of the Purchase Price and the Reimbursement Amount will be paid by wire transfer of immediately available funds at the closing (the "CLOSING") of the sale of the Project. The Closing is scheduled to occur on or before the thirtieth (30th) day following the Partnership's confirmation to the Purchaser that the Partnership has the requisite authority, under the terms of the Partnership Agreement and this Information Statement, to proceed with the Proposed Sale.


PARTNERSHIP'S WARRANTIES AND REPRESENTATIONS


         Except to the extent expressly stated in the Purchase Agreement, the Partnership will sell the Project to the Purchaser and will assign all of the Partnership's interest in and to the Project leases and leasing brokerage agreements, on an "as is" basis, with all faults. In the Purchase Agreement, the Partnership has made certain customary limited representations and warranties, including: (i) that the Partnership has not received, from any municipal authority, any written notices of material violations of building codes, fire codes and the like, which have not been complied with by the Partnership; (ii) the organization of the Partnership and the authority of the General Partner to sell the Project pursuant to the terms of the Purchase Agreement and the Partnership Agreement; (iii) that the Tax Appeal (see "Tax Appeal") is the only pending litigation which could reasonably be expected to have a material adverse effect on the Project; (iv) the identity of Project tenants, the material terms of Project leases and the absence of any tenant defaults; and (v) the terms of brokerage agreements which would be binding upon the Purchaser. Other than certain representations regarding such matters as the identity of the Partnership's broker for the transaction, none of the Partnership's representations will survive the Closing. In the event any of the Partnership's representations should prove incorrect at the time of Closing, the Partnership may postpone the Closing for up to 90 days to attempt to rectify such misrepresentation. If the Partnership is unable to rectify such misrepresentation within said 90 day period, the Purchaser may elect to terminate the Purchase Agreement only if the effect of the misrepresentation is such that: (i) existing Project tenants, collectively, are then in default of lease payment obligations in excess of $100,000, or (ii) any single Project tenant, leasing more than 20,000 square feet, is then in default of any lease payment obligation. In the event the Partnership is unable to cure any misrepresentation which does not entitle the Purchaser to terminate the Purchase Agreement, the Partnership would be required to provide the Purchaser with a credit, at the Closing, in the amount of any economic loss associated with such uncured misrepresentation. Such credit will not exceed $250,000. As of April 1, 1998, no Project tenants were in default of any lease payment obligations, and, to the General Partner's knowledge, no Project tenants were in default of any other lease obligations.

         As is customary in transactions such as the Proposed Sale, the Partnership has agreed, in the Purchase Agreement, to continue to operate the Project, prior to the Closing, in accordance with the practices of a prudent real estate operator. The Partnership has also agreed not to undertake certain actions prior to the Closing which would be adverse to the Purchaser's interests, such as the termination of any existing leases, the granting of new leases without the Purchaser's consent (except to Swiss Bank as discussed in "Project Leases") or the consent to a re-zoning of the Project.

TITLE TO PROPERTY


         The Purchaser has approved the current state of title to the Project, as disclosed in a recent title report. The Partnership will be obligated to convey good title to the Project to the Purchaser at the Closing. However, the Partnership's obligations in this regard are limited to: (i) procuring the release of any unpermitted title encumbrances which arise between the date of the Purchase Agreement and the date of Closing; (ii) procuring the release of the People's mortgage and any other monetary liens, securing less than $1,500,000, which arise prior to the Closing; and (iii) correcting any violations of applicable laws, such as building and fire codes, which are not the express responsibility of a Project tenant and which would cost the Partnership less than $200,000, in the aggregate, to correct. The General Partner does not anticipate that any title defects requiring corrective action by the Partnership will arise prior to the Closing. At the Closing, the Partnership would deliver a Quit-Claim Deed to the Purchaser and would not make any representations concerning the title to the Project which would survive the Closing.



ADJUSTMENTS AT CLOSING


         Certain real estate and other taxes, utility charges, fuel charges, base rents and other rental payments made by Project tenants for the month of Closing, will be apportioned as of the Closing in the manner which is customary for commercial real estate transactions occurring in Stamford, Connecticut. For a period of six months following the Closing, the Purchaser and the Partnership will seek to collect any past due rent payments. In the event that, in the six months following the Closing, any Project tenants shall be entitled to any refunds by reason of any overpayments of such tenant's share of the Project's operating expenses, or real property taxes for periods prior to the Closing, the Partnership shall be required to provide the Purchaser with the funds necessary to make such refund payments. The General Partner does not anticipate that the amount of any such refund payments would be significant. Rents collected after Closing will, after payment of the reasonable costs of collection, be applied in the following manner: first, to be apportioned between the Partnership and the Purchaser to reflect their respective periods of ownership during the month in which the Closing occurs; second, to be paid to the Partnership for any rents due for the month prior to the month in which the Closing occurs; and third, to be paid to the Purchaser for the payment of rents due after the month in which the Closing occurs. Any rent past due at the Closing and not collected during the six-month period following the Closing would become receivables owned by the Purchaser. As of March 1, 1998, there were no past due rent payments owed to the Partnership by any Project tenant.


         The Partnership has agreed to deliver the full amount of all tenant security deposits to the Purchaser at the Closing. In the event any tenant should commit an act, or fail to pay rent or perform any other obligation, which gives rise to a default under its lease prior to Closing, the Partnership may not apply any portion of such tenant's security deposit to compensate the Partnership for any resulting loss. In such event, the General Partner, on behalf of the Partnership, would have the option of commencing a separate post-Closing legal action against such tenant for any amounts owed the Partnership at the time of the Closing. At the Closing, the Purchaser will assume all of the Partnership's obligations arising after the Closing under all Project leases, including all of the Partnership's obligations with respect to tenant security deposits and any pre-paid rents. The Purchaser will also assume the Partnership's post-Closing obligations under applicable lease brokerage agreements as well as certain Project service and maintenance contracts. The Purchaser may elect to terminate any assigned service and maintenance contracts after the Closing.

TAX APPEAL

         In July 1994, the Partnership instituted a legal action challenging the assessed valuation of the Project for purposes of municipal real estate taxes (the "TAX APPEAL"). As of the date hereof, the City and the Partnership have agreed to settle the Tax Appeal on terms favorable to the Partnership. Provided this settlement is approved by the court having jurisdiction over the Tax Appeal (which the General Partner fully expects to occur prior to the Closing), the City of Stamford (the "CITY") will compensate the Partnership for the prior over-assessment of the Project in the following manner: First, the City will apply a portion of the Partnership's prior excess tax payments to satisfy all outstanding Parking Payments obligations of the Partnership (discussed below in "Zoning Payment Obligations") in the present amount of $563,710; second, the City will apply $236,164 of such prior excess tax payments in full satisfaction of the real estate taxes for the Project otherwise due and payable to the City on January 1, 1998; and third, the City will reduce the real estate taxes for the Project due on July 1, 1998, by the sum of $42,188 (collectively, the "TAX CREDIT"). (In view of the fact that the proposed resolution of the Tax Appeal would fully discharge the real property tax bill due on January 1, 1998, the City had previously agreed that pending the resolution of the Tax Appeal, the Partnership need not pay the January 1, 1998, real property tax bill for the Project. Accordingly, as of March 1, 1998, the Partnership had not paid the January 1998 real property tax bill.)

         At the Closing, the Purchaser will pay the Partnership an amount equal to the discounted present value of any real property tax savings created by the Tax Credit which will benefit the Purchaser.

ZONING PAYMENT OBLIGATIONS


         When the Project was originally developed, the Partnership was permitted to construct and maintain a lesser number of on-site parking spaces for the Project than would otherwise be required under applicable zoning regulations, provided the Partnership agreed to made certain future parking payments (the "PARKING PAYMENTS") to the City according to a specified timetable. Since the Project's occupancy level was, until recently, relatively low, the Partnership did not make certain of the Parking Payments to the City in the time and manner originally specified. As of September 30, 1997, the Partnership owed the City $563,710 in Parking Payments. The favorable resolution of the Tax Appeal would fully satisfy all outstanding Parking Payments obligations by the application of a portion of the Tax Credit in the amount of $563,710 to the Parking Payments obligations.


CLOSING AND CONDITIONS


         The obligation of the Partnership to consummate the sale of the Project to the Purchaser, pursuant to the Purchase Agreement, is expressly contingent upon Unit Holders holding a majority of the outstanding Units not objecting to the Proposed Sale in the time and manner specified in this Information Statement. The Purchaser's obligation to proceed with the purchase of the Project is also subject to such contingencies as are customary in commercial real estate transactions in the Stamford, Connecticut market, including the delivery of good title to the Purchaser, the maintenance of the Project in the same condition it was in on the date the Purchase Agreement was signed by the parties, subject to normal wear and tear, the absence of any condemnation or eminent domain actions or material damage to the Project from fire or other casualty and the absence of any Partnership misrepresentations. (See
"Partnership's Warranties and Representations"). However, the Purchaser's obligation to proceed with the Proposed Sale is not contingent upon any additional inspections or investigations of the Purchaser relative to the Project. In addition, the Purchaser's obligation to purchase the Project is subject to the Partnership's procurement of tenant certificates, addressed to the Purchaser, from Citicorp North America, Inc., Times Mirror Training, Inc. and Swiss Bank, and from other tenants leasing in the aggregate at least 40% of the Project, attesting to the absence of landlord and tenant defaults and certain other customary factual matters. The General Partner expects to be able to satisfy this condition. Similarly, the Proposed Sale is not dependent upon the Purchaser's ability to procure financing.

EXPENSES

         The Purchaser is solely responsible for the costs of its inspections and investigations of the Project and the Partnership, as well as the costs of any title search, title insurance policy, or survey which the Purchaser may obtain. As is customary with real estate transactions in Stamford, Connecticut, the Partnership will be responsible for 100% of the real estate conveyance taxes due to the State of Connecticut and the City of Stamford by reason of the sale. Such conveyance taxes will amount to $680,597, or approximately 1.11% of the Purchase Price. The Partnership will be responsible for the payment of a broker's commission to Insignia in the amount of $919,725, or 1.5% of the Purchase Price. The Partnership and the Purchaser will each be responsible for the fees of their respective attorneys, accountants and other advisors.

PURCHASER DEFAULT

         If Unit Holders owning a majority of the Units do not object to the Proposed Sale in the time and manner specified in this Information Sheet, and if the Purchaser fails to purchase the Project in accordance with the terms of the Purchase Agreement, through no fault of the Partnership or the General Partner, the Partnership will, as its sole and exclusive remedy by reason of the Purchaser's default, be entitled to receive and retain the Deposit as liquidated damages to compensate the Partnership for the losses and damages the Partnership would incur by reason of such failure on the part of the Purchaser. The Partnership's damages, in any such situation, would include, without limitation, the potential loss of other potential purchasers, any diminution in the value of the Project by reason of any adverse market changes, and the expenses incurred by the Partnership in connection with the intended sale to the Purchaser, including attorneys' fees and expenses. Conceivably, the Partnership's actual damages or losses in the event of a Purchaser default under the Purchase Agreement could exceed the Deposit.

PARTNERSHIP DEFAULT

         In the event Unit Holders owning a majority of the outstanding Units do not object to the Proposed Sale in the time and manner specified in this Information Statement, but the Partnership fails, through no fault of the Purchaser, to proceed with the sale of the Project to the Purchaser as required by the terms of the Purchase Agreement, the Purchaser will be entitled either to: (i) seek to compel the Partnership's performance by commencing an action for specific performance (I.E., seeking a court order directing the Partnership to sell the Project to the Purchaser pursuant to the terms of the Purchase Agreement); or (ii) have the Deposit returned to the Purchaser. Any inability to proceed with the sale by reason of condemnation, eminent domain, or damage due to fire or other casualty will not constitute a Partnership or a Purchaser default under the Purchase Agreement, but may nonetheless entitle the Purchaser to terminate the Purchase Agreement and reclaim the Deposit, if the consequences any of the foregoing are material and adverse to the Project.

TERMINATION

         In the event Unit Holders owning a majority of the Units do object to the Proposed Sale in the time and manner specified in this Information Statement, then the Purchaser would, as its exclusive remedy, be entitled to terminate the Purchase Agreement and to receive the return of the Deposit.

NO GOVERNMENTAL APPROVALS REQUIRED

         The Proposed Sale does not require the approval or consent of any federal or state government or regulatory body.

                         EFFECTS OF SELLING THE PROJECT

         After the sale of the Project, the Partnership will dissolve under the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the General Partner will apply the Purchase Price received from the Purchaser and any other assets of the Partnership as follows:

                  (i) to pay all the obligations, debts and liabilities of the Partnership owing to creditors, including the Partnership's outstanding mortgage indebtedness owed to People's and the expenses associated with selling the Project, which, as of December 31, 1997 amounted to approximately $22,236,000 (including estimated additional expenses of selling the Project);

                  (ii) to reimburse the General Partner for certain out-of pocket and administrative expenses that have accrued which amounted to approximately $80,110 as of December 31, 1997;

                  (iii) to hold approximately $250,000 as reserves for paying contingent or unforeseen liabilities or obligations of the Partnership and the expenses of winding up the affairs of the Partnership; and

                  (iv)     to  make   distributions   to  the  partners  of  the
                           Partnership as described below.

                             ESTIMATED DISTRIBUTIONS

         If the Project is sold to the Purchaser, the Partnership will receive sale proceeds of $61,315,000 and the Reimbursement Amount. Upon completion of the sale, the Partnership will dissolve in accordance with the terms of the Partnership Agreement. Thereafter, the Partnership will continue solely for the purpose of winding up its affairs and making distributions to the partners of the Partnership in accordance with the Partnership Agreement. Following the Proposed Sale, the Partnership will make a distribution to Unit Holders. The General Partner estimates that this distribution would be approximately $5.70 per Unit.

         The following table summarizes the amounts which the General Partner estimates, as of December 31, 1997, would be available for distribution to the Unit Holders. This information is based on estimates. Actual amounts available for distribution to the Unit Holders will likely differ based on the time of the Proposed Sale and the financial condition of the Partnership at the time of the distribution.


                                                                                     AMOUNT
                                                                              (In thousands except
                                                                              for per Unit amount)
              ASSETS OF THE PARTNERSHIP
              Gross Proceeds of the Sale                                             $61,315



              Reimbursement Amount                                                       315
              Estimated other assets of the Partnership (consisting
              principally of cash and cash equivalents and accounts
              receivable)                                                              5,513

                                                                         ===============================

              Total Estimated Assets                                                 $67,143
                                                                         ===============================
              LIABILITIES AND OBLIGATIONS OF THE PARTNERSHIP

              Repayment of principal and accrued interest of mortgage
              indebtedness on the Project                                           $(18,482)

              Payment of other current liabilities of the Partnership                 (1,983)

              Expenses of the sale (including brokerage, legal and
              accounting fees)                                                        (1,850)
              Reserve for other liabilities and the expenses of
              liquidation                                                               (250)
                                                                         ===============================


              Total Estimated Liabilities                                           $(22,565)

                                                                         ===============================

              ESTIMATED NET AMOUNT AVAILABLE FOR DISTRIBUTION TO                     $44,578
              PARTNERS OF THE PARTNERSHIP

              DISTRIBUTION TO LIMITED PARTNERS                                        44,578


              DISTRIBUTION TO GENERAL PARTNER (1)                                        0



              ESTIMATED NET AMOUNT AVAILABLE FOR DISTRIBUTION PER UNIT
              (7,826,300 UNITS)                                                        $5.70



(1) Pursuant to the Partnership Agreement, the General Partner is entitled to 1% of the net proceeds of any sale of the Project and a 1% distribution of cash flow from operations. However, the General Partner anticipates it will forgo both distributions.

         Unit Holders should recognize that the amounts set forth in the table are, in some cases, estimates. Actual amounts available for distribution will depend on the financial position of the Partnership at the time of the dissolution and on the estimates of necessary reserves as determined by the General Partner.

         If the Partnership has remaining assets after the satisfaction of all of its liabilities and expenses, there would be an additional distribution paid to the Unit Holders. The Partnership does not guarantee that there will be any additional liquidating distribution or, if there is, the amount of the distribution.


                INTERESTS OF CERTAIN PERSONS IN THE PROPOSED SALE

         In  connection  with the  management  of the  Partnership,  the General
Partner must be reimbursed for: (i) all out-of pocket expenses incurred in connection with the Partnership's business and (ii) those costs related to performing administrative services necessary for the prudent operation of the Partnership, subject to certain restrictions as set forth in the Partnership Agreement. For 1995, 1996 and 1997, the General Partner received $138,002, $147,113 and $419,501, respectively, under these arrangements.


         Upon the dissolution and subsequent termination of the Partnership, the General Partner will contribute to the Partnership an amount equal to the lesser of: (a) the deficit balance in its capital account or (b) the excess of 1.01% of the aggregate capital contributions of the Unit Holders over the aggregate capital contributions previously made by the General Partner to the Partnership. As a result of the foregoing provision, the General Partner may elect to reduce or forgo its 1% distribution of the net sale proceeds or its 1% distribution of cash flow from operations which it would otherwise be entitled to under the Partnership Agreement.




                         TERMINATION OF THE PARTNERSHIP

         If the Proposed Sale to the Purchaser is completed, the Partnership will dissolve. Thereafter, the activities of the Partnership will be limited to winding up its affairs.

         Upon dissolution of the Partnership, the Units will no longer be deemed outstanding. The rights of Unit Holders will be limited to the right to receive any distribution or distributions which might become payable. After dissolution of the Partnership, the Units will no longer be transferable. In addition, the Partnership will no longer be obligated to file periodic reports and other information under the Securities Exchange Act of 1934.

                   FEDERAL INCOME TAX CONSEQUENCES OF THE SALE

         The following is a summary of the principal federal income tax consequences to Unit Holders of the Partnership's selling the Project pursuant to the Purchase Agreement and of the dissolution of the Partnership. This summary necessarily does not describe all possible federal income tax consequences or federal income tax consequences which may affect only certain Unit Holders. Further, the summary does not address state or local tax consequences of the Proposed Sale or the dissolution of the Partnership.

GENERAL

         The following discussion is a summary of the material federal income tax consequences of the Proposed Sale for cash and dissolution of the Partnership to Unit Holders that are United States individual taxpayers or domestic corporate taxpayers who hold Units as capital assets. The discussion does not summarize the tax consequences peculiar to nonresident foreign investors, tax exempt entities, persons who hold Units as inventory or as dealer property or other persons subject to special treatment under federal income tax laws. No ruling has been or will be requested from the Internal Revenue Service as to the federal income tax matters discussed herein. The actual tax consequences to a particular Unit Holder will depend on the Unit Holder's circumstances. Accordingly, Unit Holders are urged to consult their tax advisors with respect to the tax consequences to them of the Proposed

Sale and dissolution. Further, persons who are assignees or successors in interest with respect to the Units of another person should consult with their tax advisors with respect to the tax consequences to them of the Proposed Sale and dissolution. The discussion below is based upon the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE"), existing judicial decisions, administrative regulations and published rulings, each of which is subject to change, possibly on a retroactive basis. It is possible that future legislative, judicial or administrative changes could adversely affect the tax consequences to Unit Holders of the Proposed Sale and dissolution.

INCOME FROM PARTNERSHIP OPERATIONS

         All items of income, gain, loss, deduction or credit recognized by the Partnership from operations prior to the sale of the Project will continue to be allocated among the Partners as provided in the Partnership Agreement. Losses from operations in 1998 will be allocated 1% to the General Partner and 99% to the Unit Holders. Each Unit Holder will continue to receive Partnership income tax information to enable the distributive share of all such Partnership taxable items allocated during such period and through the period of dissolution to be reported.


INCOME FROM THE PROPOSED SALE


         All items of income, gain, loss, deduction or credit recognized by the Partnership, resulting from the transfer of the Project, or during the period of dissolution, will continue to be allocated among the Partners as provided in the Partnership Agreement. Loss on the Proposed Sale will be allocated 100% to the Unit Holders. Accordingly, a Unit Holder will be required to report on his tax return his distributive share of the loss recognized by the Partnership upon the Proposed Sale. The loss on the Proposed Sale is estimated to be $2.9 million in total and $0.37 per Unit.


         The Project should qualify as property described in Section 1231 of the Internal Revenue Code because the Project was held by the Partnership for more than six months ("SECTION 1231 PROPERTY"). If the proceeds of the disposition are characterized at the Partnership level as loss from the sale or exchange of
Section 1231 Property, such loss will flow through to the Unit Holders. Each Unit Holder's distributive share of such loss then must be aggregated with such Unit Holder's recognized gain or loss on the sale or exchange or involuntary conversion of other Section 1231 Property. If the aggregate of these sums is a net gain for any Unit Holder, all such gains and losses will generally be long-term capital gains and losses. If the aggregate of these sums is a net loss for any Unit Holder, all such gains and losses will be ordinary losses. Gain from the sale of Section 1231 Property would be treated as ordinary income to the extent of net losses on previous sales of Section 1231 Property during the five most recent prior years. Because Section 1231 takes into account each taxpayer's particular income tax situation, the tax consequences to one Unit Holder of a sale by the Partnership of its Section 1231 Property may differ from the consequences to another Unit Holder.

DEPRECIATION RECAPTURE

         Since there will be no gain on the Proposed Sale, there will be no depreciation recapture.

RECEIPT OF LIQUIDATING DISTRIBUTIONS

         Because the liquidating distribution will consist entirely of cash, a Unit Holder will recognize a tax gain (or tax loss) equal to the amount by which the Unit Holder's tax basis in its Units is less than (or greater than) the amount of the liquidating distributions. A Unit Holder's tax basis in its Units will generally equal the price originally paid for the Units (or the tax basis of the property exchanged for the Units) increased by its distributive share of Partnership taxable income (including any Partnership loss resulting from the transfer of the Project), and decreased by the distributive share of Partnership taxable losses (including any Partnership loss resulting from the sale of the Project), the amount of cash distributed to the Unit Holders and any decrease in such Unit Holder's share of partnership liabilities. Gain or loss recognized by a Unit Holder upon liquidation of the Partnership is generally treated as gain or loss from the sale or exchange of a capital asset.

TAXATION OF CAPITAL GAINS AND LOSSES

         In general, individual and corporate taxpayers may utilize capital losses to offset capital gains; however a Unit Holder's capital losses can be deducted only to the extent of a Unit Holder's capital gains plus, in the case of noncorporate Unit Holders, ordinary income of up to $3,000. Noncorporate Unit Holders may carry over a net capital loss for an unlimited time until the loss is exhausted. Corporate Unit Holders may be allowed to carry the unused capital losses to the three preceding tax years and to the five following tax years.

PASSIVE ACTIVITY LOSS PROVISIONS


         The passive loss limitations of the Internal Revenue Code generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can deduct losses from passive activities only to the extent of their income from such passive activities or investments. Passive activities are, in general, business activities in which a taxpayer does not materially participate, such as those of the Partnership. However, losses with respect to the Partnership that were previously disallowed (as suspended loss) to a Unit Holder under the passive activity loss rules may be used to offset income or gain from the Proposed Sale, and to the extent not used to offset such income or gain, generally may be deducted by such Unit Holder in the taxable year in which the liquidation of the Partnership is completed. In addition, deductions previously disallowed to a Unit Holder by certain other limitations may be allowed to the extent of income and gain recognized in the Proposed Sale. Suspended losses for the Project total approximately $4.07 per Unit for any Unit Holder that is an individual, pass-through entity or other person or entity subject to the passive activity loss limitation rules and who originally purchased Units in 1988 when the Partnership completed its offering of the Units. Suspended passive losses are, in general, allowed against such Unit Holder's income, not just passive income.


ADJUSTED TAX BASIS AND AT-RISK BASIS OF PARTNERSHIP INTERESTS

         Generally, the adjusted tax basis of a Unit Holder's Units will equal the amount paid for its Units, reduced by the Unit Holder's share of Partnership cash distributions and losses and increased by its share of Partnership income and its share of Partnership debt. A Unit Holder's amount at-risk in its Units is generally the sum of the amount paid for its Units plus the Unit Holder's share of any Partnership borrowing, provided such borrowing is recourse to the Unit Holder. A Unit Holder's at-risk amount is also adjusted in a similar manner as a Unit Holder's tax basis in its Units. A Unit Holder's adjusted tax basis and at-risk basis are important because a Unit Holder may not claim deductions on a current basis for its allocable share of Partnership losses to the extent they exceed the amount of the adjusted tax basis which is at-risk. A Unit Holder's adjusted tax basis in its Units also will determine the amount of gain or loss on a sale or other disposition of its Units.

ALTERNATIVE MINIMUM TAX


         Unit Holders may be subject to the alternative minimum tax provisions of the Internal Revenue Code. The alternative minimum tax is not imposed on the Partnership, as such. Instead, in general, each Unit Holder must take into account its share of the Partnership's tax preference and other items for the purpose of computing its liability for the alternative minimum tax. Therefore, Unit Holders are urged to consult their own tax advisors with respect to the Proposed Sale and its effect on their own alternative minimum tax calculations.


         The General Partner recommends that each Unit Holder consult with tax or legal counsel to determine the tax consequences to such Unit Holder of the sale of the Project and the dissolution of the Partnership.

                              FINANCIAL INFORMATION

         The audited balance sheets of the Partnership at December 31, 1997 and 1996, the audited consolidated statements of operations, statements of partners' capital (deficit) and statements of cash flows for the years ended December 31, 1997, 1996 and 1995, including notes thereto, are included herein as Annex A


                             SELECTED FINANCIAL DATA

         The following selected financial data for each of the years in the five-year period ended December 31, 1997, has been derived from the Partnership's financial statements audited by Ernst & Young LLP, an independent certified public accountant. The selected financial data set forth below should be read in conjunction with the audited financial statements and related notes included in Annex A.


------------------------------------------------------------------------------------------------------


                               1997            1996            1995           1994            1993

Rental Income               $5,074,594     $ 4,144,475     $ 2,947,857    $ 2,486,730     $ 2,392,211
Interest Income                252,763         256,063         319,278        192,911         182,101
Net Loss                   (4,322,230)     (2,660,356)     (3,017,904)    (3,711,936)     (4,387,694)
Net Loss per                     (.55)           (.34)           (.38)          (.47)           (.56)
Unit (1)
Total Assets                64,935,053      69,645,169      69,670,348     70,989,125      74,328,520
Revolving loan              18,356,361      17,798,291      16,483,152     15,407,772      14,951,320
payable
Cash                            -0-          -0-             -0-             -0-            -0-
Distributions per
Unit
------------------------------------------------------------------------------------------------------


(1) Based upon the weighted average number of Units (7,826,300) outstanding at year end.

              OWNERSHIP OF UNITS BY CERTAIN PERSONS AND MANAGEMENT

         Chrysler Master Pension Trust, U/A/D 5/28/56, beneficially owns 450,000 Units, representing approximately 5.75% of the total Units outstanding. The Partnership does not know of any other person who owns more than 5% of the outstanding Units. Chrysler Master Pension Trust's address is 12,000 Chrysler Drive, Highland Park, Michigan.

         Neither the General Partner nor any of the executive officers or directors of the General Partner owns any Units.

                        MARKET FOR THE PARTNERSHIP UNITS

         The Units of the Partnership are not listed for trading on any national securities exchange. Currently, there is no established trading market for the Units.

                                  VOTE REQUIRED

         Under the Partnership Agreement, the Depositary as the sole limited partner of the Partnership and the Unit Holders have the right to vote on the terms of the Proposed Sale. Unit Holders have the right to instruct the Depositary to vote to approve the Proposed Sale or to object to the Proposed Sale. The Units owned by any Unit Holder who does not instruct the Depositary to object to the Proposed Sale will be voted by the Depositary to approve the Proposed Sale. NEITHER THE PARTNERSHIP NOR THE GENERAL PARTNER IS SOLICITING PROXIES WITH RESPECT TO THE VOTE ON THE PROPOSED SALE.

         UNIT HOLDERS SHOULD RECOGNIZE THAT THE FAILURE TO INSTRUCT THE DEPOSITARY TO OBJECT TO THE PROPOSED SALE WILL BE THE EQUIVALENT OF INSTRUCTING THE DEPOSITARY TO APPROVE THE PROPOSED SALE.

         If the holders of a majority of the outstanding Units instruct the Depositary to vote to object to the Proposed Sale, the sale of the Project to the Purchaser on the terms set forth in the Purchase Agreement will not take place. In that event, the Partnership will continue to own the Project and to operate its business until the termination of the Partnership on December 31, 2036 or until the Partnership is otherwise dissolved.

                      PROCEDURE FOR OBJECTING UNIT HOLDERS

         Under Section 6.15 of the Partnership Agreement, if a Unit Holder objects to the terms of the Proposed Sale, that Unit Holder must follow the procedures set forth in the Partnership Agreement for that Unit Holder's objection to be effective. The Partnership Agreement requires that any Unit Holder who objects to the Proposed Sale must notify the Depositary of that Unit Holder's objection. If a notice of objection is not received by the Depositary within 10 days of a Unit Holder's receipt of this Information Statement, the Unit Holder's notice will not be effective under the Partnership Agreement.


         Notwithstanding the provision of the Partnership Agreement requiring notice within 10 days, the General Partner currently does not intend to complete the sale of the Project pursuant to the Purchase Agreement if Unit Holders owning a majority of the Units give notice of objection to the sale under the Purchase Agreement on or before June 1, 1998.

         All notices from Unit Holders to the Depositary should be delivered to Stamford Towers Depositary Corp., c/o First Data Investor Services Group, P.O. Box 1527, Boston, Massachusetts 012104-1527, Attention: Financial Communications. Any Unit Holder desiring to give notice to the Depositary is responsible for assuring receipt of such notice to the Depositary within the time periods described above. (Notices should not be sent to the General Partner.)


                             ADDITIONAL INFORMATION

         This Information Statement does not purport to be a complete description of all agreements and matters relating to the condition of the Partnership, the Project and the Proposed Sale. The Partnership's Annual Report on Form 10-K for the year ended December 31, 1997 (the "FORM 10-K") provides additional information regarding the Partnership. Copies of the Form 10-K are available without charge to any Unit Holder upon written or oral request directed to First Data Investor Services Group, P.O. Box 1527, Boston, Massachusetts 02104-1527; telephone (800) 223-3464. Copies of the Form 10-K, and other reports filed by the Partnership with the Securities and Exchange Commission (the "COMMISSION") under the Securities Exchange Act of 1934 can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material also can be reviewed through the Commission's Electronic Data Gathering, Analysis and Retrieval
System, which is publicly available through the Commission's Web site (http://www.sec.gov).

                                                                     ANNEX A




                      STAMFORD PARTNERS LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1997


STAMFORD TOWERS LIMITED PARTNERSHIP
=======================================================================================================
BALANCE SHEETS                                                   At December 31,        At December 31,
                                                                            1997                   1996
-------------------------------------------------------------------------------------------------------
Assets Real estate, at cost:
   Land                                                            $          --          $  14,714,483
   Buildings and improvements                                                 --             52,933,678
   Tenant improvements                                                        --              8,191,558
   Furniture, fixtures and equipment                                          --                293,864
                                                                    -----------------------------------
                                                                               --            76,133,583
   Less accumulated depreciation                                               --           (16,104,668)
                                                                    -----------------------------------
                                                                               --            60,028,915

Real estate assets held for disposition                               59,532,125                     --
Cash and cash equivalents                                              3,960,408              5,668,459
Restricted cash                                                        1,213,209                337,676
Accounts receivable                                                       65,764                 80,245
Deferred rent receivable                                                      --              1,843,289
Deferred charges, net of accumulated amortization of
   $12,667 in 1997 and $701,187 in 1996                                  139,336                 53,896
Prepaid expenses, net of accumulated amortization of
   $-0- in 1997 and $934,564 in 1996                                      24,211              1,632,689
-------------------------------------------------------------------------------------------------------
     Total Assets                                                  $  64,935,053          $  69,645,169
=======================================================================================================
Liabilities and Partners' Capital (Deficit)
Liabilities:
   Accounts payable and accrued expenses                           $   1,903,249          $   2,793,018
   Interest payable                                                      116,775                134,080
   Due to affiliates                                                      80,110                128,262
   Revolving loan payable                                             18,365,631             17,798,291
                                                                    -----------------------------------
     Total Liabilities                                                20,465,765             20,853,651
                                                                    -----------------------------------
Partners' Capital (Deficit):
   General Partner                                                      (273,292)              (230,070)
   Limited Partners (7,826,300 units outstanding)                     44,742,580             49,021,588
                                                                    -----------------------------------
     Total Partners' Capital                                          44,469,288             48,791,518
-------------------------------------------------------------------------------------------------------
     Total Liabilities and Partners' Capital                       $  64,935,053          $  69,645,169
=======================================================================================================





===================================================================================================================
STATEMENT OF PARTNERS' CAPITAL (DEFICIT)
===================================================================================================================
For the years ended December 31, 1997, 1996 and 1995
===================================================================================================================
                                                                    General             Limited
                                                                    Partner            Partners               Total
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                   $   (173,287)     $   54,643,065     $    54,469,778
Net Loss                                                            (30,179)         (2,987,725)         (3,017,904)
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                                       (203,466)         51,655,340          51,451,874
Net Loss                                                            (26,604)         (2,633,752)         (2,660,356)
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                                       (230,070)         49,021,588          48,791,518
Net Loss                                                            (43,222)         (4,279,008)         (4,322,230)
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                                   $   (273,292)     $   44,742,580     $    44,469,288
===================================================================================================================



See accompanying notes to the financial statements.



STAMFORD TOWERS LIMITED PARTNERSHIP
===================================================================================================================
STATEMENTS OF OPERATIONS
For the years ended December 31,                                            1997             1996              1995
-------------------------------------------------------------------------------------------------------------------
Income
Rental                                                            $    5,074,594    $   4,144,475     $   2,947,857
Interest                                                                 252,763          256,063           319,278
Other                                                                    392,117          474,457           331,828
                                                                   ------------------------------------------------
     Total Income                                                      5,719,474        4,874,995         3,598,963
-------------------------------------------------------------------------------------------------------------------
Expenses
Depreciation and amortization                                          1,633,948        2,070,391         2,446,866
Property operating                                                     2,502,410        2,584,730         2,308,093
Settlement costs                                                         446,688          925,070                --
Provision for loss on real estate
   held for disposition                                                3,310,365               --                --
Interest                                                               1,483,868        1,549,523         1,289,309
Professional fees                                                        244,924          258,524           434,597
Partnership service fees                                                 282,816          115,406           104,289
General and administrative                                               136,685           31,707            33,713
                                                                   ------------------------------------------------

     Total Expenses                                                   10,041,704        7,535,351         6,616,867
-------------------------------------------------------------------------------------------------------------------
Net Loss                                                          $   (4,322,230)   $  (2,660,356)    $  (3,017,904)
===================================================================================================================
Net Loss Allocated:
To the General Partner                                            $      (43,222)   $     (26,604)    $     (30,179)
To the Limited Partners                                               (4,279,008)      (2,633,752)       (2,987,725)
-------------------------------------------------------------------------------------------------------------------
                                                                  $   (4,322,230)   $  (2,660,356)    $  (3,017,904)
===================================================================================================================
Per limited partnership unit
(7,826,300 outstanding)                                                  $(0.55)         $(.34)              $(.38)
-------------------------------------------------------------------------------------------------------------------



See accompanying notes to the financial statements.


STAMFORD TOWERS LIMITED PARTNERSHIP
===================================================================================================================
STATEMENTS OF CASH FLOWS
For the years ended December 31,                                            1997             1996              1995
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net Loss                                                          $   (4,322,230)   $  (2,660,356)    $  (3,017,904)
Adjustments to reconcile net loss to net cash
used for operating activities:
   Depreciation                                                        1,420,092        1,783,769         2,179,559
   Amortization                                                          213,856          286,622           267,307
   Provision for loss on real estate held for disposition              3,310,365               --                --
   Increase  (decrease)  in cash arising  from  changes in
   operating  assets and liabilities:
     Restricted cash                                                    (875,533)        (246,218)           (2,164)
     Accounts receivable                                                  14,481           (9,193)           32,149
     Deferred rent receivable                                            107,381           12,381           526,199
     Prepaid expenses                                                   (239,779)        (392,148)       (1,218,849)
     Accounts payable and accrued expenses                            (1,120,380)         886,419           438,889
     Interest payable                                                    (17,305)          10,044            28,636
     Due to affiliates                                                   (48,152)            (184)              382
                                                                   ------------------------------------------------
Net cash used for operating activities                                (1,557,204)        (328,864)         (765,796)
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
Additions to real estate                                                (566,184)      (1,191,798)         (204,504)
                                                                   ------------------------------------------------
Net cash used for investing activities                                  (566,184)      (1,191,798)         (204,504)
-------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
Deferred charges                                                        (152,003)              --                --
Mortgage principal payments                                             (125,842)              --                --
Borrowings under the revolving loan payable                              693,182        1,315,139         1,075,380
                                                                   ------------------------------------------------
Net cash provided by financing activities                                415,337        1,315,139         1,075,380
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                  (1,708,051)        (205,523)          105,080
Cash and cash equivalents, beginning of year                           5,668,459        5,873,982         5,768,902
                                                                   ------------------------------------------------
Cash and cash equivalents, end of year                              $  3,960,408     $  5,668,459      $  5,873,982
===================================================================================================================
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest                              $  1,501,173     $  1,539,479      $  1,260,673
-------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Non-Cash Investing Activities:
Write-off of fully depreciated building and improvements            $         --     $     84,926      $         --
Write-off of fully depreciated furniture, fixtures, and equipment         61,911               --                --
Write-off of fully depreciated tenant improvements                        76,285               --                --
Write-off of fully amortized mortgage costs                              755,083               --                --
Building improvements funded through accounts payable                     23,216               --                --
Tenant improvements funded through accounts payable                      207,395          423,759           155,840
-------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Non-Cash Operating Activities
In connection with the General Partner's intent to sell the Property in 1997, deferred rent receivable and prepaid leasing commissions in the amounts of $1,735,908 and $1,700,963, respectively, were reclassified to real estate assets held for disposition.




See accompanying notes to the financial statements.

STAMFORD TOWERS LIMITED PARTNERSHIP

NOTES TO THE FINANCIAL STATEMENTS
December 31, 1997, 1996 and 1995

1. Organization and Business
Stamford Towers Limited Partnership (the "Partnership"), a Delaware limited partnership, was formed on August 14, 1986 for the purpose of acquiring two parcels of land, aggregating 3.63 acres, located in Stamford, Connecticut and developing, owning and operating two class A office buildings (the "Buildings") to be constructed thereon (collectively the "Property"). The Buildings contain approximately 325,000 square feet of rentable space.

The general partner of the Partnership is Stamford Towers, Inc. (the "General Partner"), an affiliate of Lehman Brothers Inc. (see below).

Construction of the Buildings commenced in July 1987. However, certificates of occupancy were not received from the City of Stamford until February 6, 1990, representing a substantial delay from the originally scheduled completion date of February 1989. Moreover, during the course of construction, substantial cost overruns were incurred. The Partnership initiated an arbitration proceeding against Edlar, Inc., a Delaware corporation, ("Edlar") in order to establish Edlar's responsibility for certain cost overruns, delays, expenses and liquidated damages in connection with the construction phase of the Property. A detailed discussion is incorporated by reference to Note 9 "Arbitration Proceedings with Developer" contained herein.

On July 31, 1993, Shearson Lehman Brothers Inc. sold certain of its domestic retail brokerage and asset management businesses to Smith Barney, Harris Upham & Co. Incorporated. Subsequent to the sale, Shearson Lehman Brothers Inc. changed its name to Lehman Brothers Inc. The transaction did not affect the ownership of the General Partner.

The Partnership will terminate on December 31, 2036 unless dissolved sooner as provided within the Agreement.

On January 30, 1998, the Partnership executed a letter of intent for the sale of the Property to Reckson Operating Partnership, L.P. for gross proceeds of $61,315,000 (the "Letter of Intent"). On March 17, 1998, the Partnership entered into a purchase and sale agreement substantively in accordance with the terms and conditions specified in the Letter of Intent. The sale is expected to close in the second quarter of 1998.

2. Significant Accounting Policies

REAL ESTATE INVESTMENTS Real estate investments, which consist of buildings and improvements, tenant improvements and furniture, fixtures and equipment, are recorded at cost less accumulated depreciation. Cost of the buildings includes the initial purchase price of the property plus closing costs, acquisition and legal fees and capital improvements. Depreciation on the buildings and improvements is computed using the straight-line method based on estimated useful lives of 35 years. Tenant improvements are depreciated by the straight-line method over the terms of the related leases. Furniture, fixtures and equipment are depreciated over their estimated useful lives.

REAL ESTATE ASSETS HELD FOR DISPOSITION Real estate assets held for disposition are carried at the lower of carrying value or fair market value less costs to sell. At September 30, 1997, the Partnership's real estate assets were reclassified as held for disposition and the Partnership suspended depreciation and amortization in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("FAS 121"). Contemporaneously, the Partnership recognized a one-time expense of $16,893,005 as provision for loss on real estate held for disposition. However, in light of the pending sale of the Property, the Partnership revised the carrying value of real estate assets held for disposition at December 31, 1997 and the provision for loss on real estate held for disposition for the year ended December 31, 1997 was decreased to $3,310,365.

STAMFORD TOWERS LIMITED PARTNERSHIP


ACCOUNTING FOR IMPAIRMENT The Partnership adopted the provisions of FAS 121 in the fourth fiscal quarter of 1995. FAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

CASH AND CASH EQUIVALENTS Cash and cash equivalents consist of short-term highly liquid investments which have maturities of three months or less from the date of purchase. The carrying value approximates fair value because of the short maturity of these instruments.

RESTRICTED CASH Restricted cash primarily represents cash held in connection with tenant security deposits and mortgage escrows.

OFFERING COSTS Offering costs of $6,454,526 are non-amortizable and have been deducted from the Limited Partners' capital.

DEFERRED RENT RECEIVABLE Deferred rent receivable consisted of rental income which was recognized on a straight-line basis over the non-cancelable portion of the leases which would not have been received until later periods as a result of rental concessions. In connection with the General Partner's intent to sell the Property, deferred rent receivable was reclassified to real estate assets held for disposition.

DEFERRED CHARGES Costs incurred in connection with obtaining mortgage financing are included in deferred charges. These costs are amortized over the life of the related mortgage loan.

LEASING COMMISSIONS Leasing commissions included in prepaid expenses were being amortized over the term of the non-cancelable portions of the leases. In connection with the General Partner's intent to sell the Property in 1997, leasing commissions were reclassified to real estate assets held for disposition.

INCOME TAXES No provision for income taxes has been made in the financial statements since such taxes are the responsibility of the individual partners rather than that of the Partnership.

USE OF ESTIMATES The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("FAS 107"), requires that the Partnership disclose the estimated fair values of its financial instruments. Fair values generally represent estimates of amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in forced liquidation.

Fair value estimates are subjective and are dependent on a number of significant assumptions based on management's judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. In addition, FAS 107 allows a wide range of valuation techniques, therefore, comparisons between entities, however similar, may be difficult.

3. The Partnership Agreement
Pursuant to the terms of the Partnership Agreement, all net income from operations of the Partnership will be allocated in substantially the same manner as cash distributions from operations. All net losses from operations of the Partnership generally will be allocated 99% to the Limited Partners and 1% to the General Partner.

STAMFORD TOWERS LIMITED PARTNERSHIP


Distributions of net cash flow from operations, if any, as defined in the Partnership Agreement, shall be made to the partners quarterly during each year on the basis of 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have received their Preferred Return (14% per annum), as defined in the Partnership Agreement, and then 90% to the Limited Partners and 10% to the General Partner. Cash distributions from operations will be reduced to the extent of any debt service payable with respect to the financing (see
Note 7). Upon sale or an interim capital transaction, net proceeds will be distributed after the close of the calendar quarter in which such a sale or capital transaction occurs. Such net proceeds will first be distributed 99% to the Limited Partners and 1% to the General Partner until the Limited Partners receive their Preferred Return Arrearage and Unrecovered Capital, as defined in the Partnership Agreement, with any remaining proceeds to be distributed 90% to the Limited Partners and 10% to the General Partner.

Upon sale or an interim capital transaction, net gains will first be allocated to the extent of net proceeds distributed to the Limited Partners and General Partner from related transactions, then to the Limited Partners and General Partner in proportion to their respective negative balances in their capital accounts; then the remainder of such net gains should be allocated to the extent possible so that the positive balances in the capital accounts of the Limited Partners and the General Partner are in the proportions of 90% and 10%, respectively. Tax losses from sale or an interim capital transaction will be allocated to the Limited Partners and General Partner in proportion to their respective positive balances in their capital accounts after such allocation, the remainder of the tax losses should be allocated to the extent possible so that the negative balances in the capital accounts of the Limited Partners and General Partner are in the proportions of 90% and 10%, respectively.

All net gains and tax losses in connection with the sale of all or substantially all of the assets of the Partnership or any other event causing a dissolution of the Partnership shall be allocated in substantially the same manner as net gains and tax losses from sale or an interim capital transaction.

If, as a result of the dissolution of the Partnership, the capital account of the General Partner is less than zero, the General Partner shall contribute to the Partnership an amount equal to the lesser of the deficit balance in its capital account or the excess of one and one one-hundredth percent of the total capital contribution of the Limited Partners over the total capital contributions previously made by the General Partner to the Partnership.

4. Transactions with Related Parties
Certain cash and cash equivalents were on deposit with an affiliate of the General Partner during a portion of 1996 and all of 1995. As of December 31, 1996 and throughout 1997, no cash and cash equivalents were on deposit with an affiliate of the General Partner or the Partnership.

Effective as of January 1, 1997, the Partnership began reimbursing certain expenses incurred by the General Partner and its affiliates in servicing the Partnership to the extent permitted by the partnership agreement. In prior years, affiliates of the General Partner had voluntarily absorbed these expenses. As of December 31, 1997, such amounts paid or accrued totaled $143,799.

5. Lease Agreement with Citicorp North America, Inc.
Citicorp North America, Inc. ("Citicorp") leases approximately 136,000 rentable square feet ("RSF") of the North Tower representing 41% of the Property, pursuant to a lease originally scheduled to expire in June 2001 (the "Original Lease"). On June 28, 1995, the Partnership executed the First Amendment (the "Citicorp Lease Extension") to the Original Lease between the Partnership and Citicorp. The Citicorp Lease Extension, which was effective July 1, 1995, (i) reduced Citicorp's annual rent from $29.50 to $25 per RSF for the initial three years and to $24 per RSF for the next two years; (ii) extended the term of the Original Lease for an additional five years, through June 30, 2006, at an annual rental rate of $24 per RSF; and (iii) ensures Citicorp's continued occupancy at the Property through June 30, 2006 (The Original Lease provided an option to terminate the lease after June 30, 1996, subject to certain terms and conditions). As a result of the Citicorp Lease Extension, the Partnership extended the amortization period of the deferred rent relating to the Original Lease through June 30, 2006, effective July 1, 1995. As of December 31, 1997, substantially all of the Citicorp space in the North Tower is occupied by Citicorp and its affiliates.

STAMFORD TOWERS LIMITED PARTNERSHIP


6. Future Minimum Lease Rental Payments
Future minimum rental payments (excluding cancellation penalties) to be received under the non-cancelable portion of the existing operating leases as of December 31, 1997 are as follows:

                 Year                                  Amount
                 --------------------------------------------
                 1998                            $  6,701,599
                 1999                               6,661,300
                 2000                               6,653,240
                 2001                               6,653,240
                 2002                               6,388,462
                 Thereafter                        17,343,100
                 --------------------------------------------
                                                  $50,400,941
                                                  ===========
Terms of the non-cancelable portion of the existing operating leases range from five to ten years. The leases allow for increases in certain property operating expenses to be passed on to the tenants.

7. Mortgage Note Payable
On July 19, 1990, the Partnership closed a loan with People's Bank ("People's") to provide mortgage financing to the Partnership (the "First Mortgage Loan"). The First Mortgage Loan was a $25 million, seven year, non-recourse loan with an 11.5% fixed interest rate for the first five years which was set at 3% over the five-year United States treasury security rate at loan closing.

On February 17, 1994, the Partnership entered into a modification of the First Mortgage Loan with People's Bank which: (i) reduced the interest rate from 11.5% to 7.43% for the period February 1, 1994 through the adjustment date on July 19, 1995, at which time the interest rate was reset to 9.03%, (ii) reduced the principal balance of the First Mortgage Loan from $25 million to $24,449,795; and (iii) eliminated the interest reserve line item.

Pursuant to the terms of the First Mortgage Loan, as modified, when occupancy at the Property reaches 50% or greater, the interest rate on the First Mortgage Loan would be reduced by 25 basis points. During 1996, the Property's occupancy exceeded 50% thus resulting in a 25-basis point reduction in the interest rate. Payments of interest are due monthly in arrears and are paid from the Partnership's funds.

Pursuant to the terms of the First Mortgage Loan, as modified, a real estate tax escrow account was established with People's Bank into which monthly deposits equal to 1/12th of the annual real estate taxes will be made. In addition, a deposit representing an amount equal to the 10% holdback on the contested tax years of July 1994 through May 31, 1997 was made prior to the closing. As of December 31, 1997 the balance in the real estate tax escrow account was $656,626.

On May 15, 1997, the Partnership entered into a second modification of the First Mortgage Loan with People's Bank which extended the maturity date until June 1, 2004 (the "Modified Mortgage"). The Modified Mortgage is split into two components: (i) the permanent portion (the "Permanent Portion") which is comprised of the existing balance of the First Mortgage Loan, closing costs associated with the Modified Mortgage and any future drawdowns, and (ii) the development portion (the "Development Portion") from which the Partnership may request the drawdown of funds with the Lender's approval to fund the costs of leasing the Property. At closing, the balance of the Permanent Portion was $18,491,473 which included recent drawdowns for leasing costs and the closing costs associated with the Modified Mortgage and the balance of the Development Portion was $5,958,322. Annually, any borrowings under the Development Portion of the Modified Mortgage will be added to the Permanent Portion and reduce the funds available for future drawdowns by a commensurate amount. The Permanent Portion currently bears interest at an initial rate of 7.63% and is amortized over a 25 year period and the Development Portion currently bears interest at an initial rate of 7.83%. Interest rates on both the Permanent Portion and the Development Portion are adjusted annually on June 1, beginning June 1, 1998.

Proceeds available at December 31, 1997 under the Development Portion of the Modified Mortgage via drawdown of a credit line were $5,958,322, and may be used on an "as needed" basis to fund certain capital expenditures. Payment of the outstanding principal amount is due at the end of the seven-year

STAMFORD TOWERS LIMITED PARTNERSHIP


term. The Modified Mortgage may be prepaid in whole or in part at any time without penalty. As of December 31, 1997, the principal balance of the Modified Mortgage was $18,365,631 plus interest payable of $116,775 for a total balance of $18,482,406.

In 1997, prior to the second modification of the First Mortgage Loan, and 1996, the Partnership drew down on the First Mortgage Loan for tenant improvements in the amounts of $406,175 and $1,315,139, respectively. In 1995, the Partnership drew down $1,075,380 for leasing commissions associated with the Citicorp Lease Extension.

Annual principal maturities of the Modified Mortgage over the next five years are as follows:

                   Year                                 Amount
                   -------------------------------------------
                   1998                          $     266,508
                   1999                                287,569
                   2000                                310,294
                   2001                                334,816
                   2002                                361,275
                   Thereafter                       16,805,169
                   -------------------------------------------
                                                   $18,365,631
                                                   ===========
Based on the borrowing rates currently available to the Partnership for mortgage loans with similar terms and average maturities and considering its maturity, the fair value of long-term debt approximates its carrying value.

8. Reconciliation of Net Loss to Tax Loss
For the year ended December 31, 1997, net loss reported in the financial statements exceeded the tax loss by $1,861,328. For the year ended December 31, 1996, net loss reported in the financial statements exceeded the tax loss by $703,574. For the year ended December 31, 1995, the net loss reported in the financial statements exceeded the tax loss by $707,321. These differences are due to the differences between the tax basis and financial statement basis of buildings and improvements and the use of accelerated methods of depreciating real estate for tax purposes as compared to the straight-line method used for financial statement purposes. In addition, rental income is recorded on a straight-line basis over the terms of the leases for financial statement purposes, and is reportable for tax purposes when received or receivable.

9. Arbitration Proceedings with the Developer
The Partnership entered into a development contract with an unaffiliated party, Edlar, Inc. (the "Developer") which was personally guaranteed by Edward Feldman ("Feldman"). Following construction of the Property, the Partnership commenced an arbitration proceeding in January 1989 against the Developer to resolve various disputes and seeking certain monetary recoveries. On January 24, 1993, the arbitration panel issued its decision awarding approximately $8.1 million to the Partnership, as well as certain declaratory relief. Subsequently, the Partnership obtained a judgment from a court of the State of New York for the full amount of arbitration award in the sum of approximately $8.1 million against the Developer and also against Feldman pursuant to his guaranty.

On or about January 21, 1997, Feldman and his wife commenced a voluntary case for liquidation pursuant to chapter 7 of the United States Bankruptcy Code. On July 31, 1997, the Partnership filed a Proof of Claim in the Feldmans' chapter 7 case in the amount of $11,313,232, which includes interest of approximately $2.7 million on the $8.1 million judgment. The summary of the assets and liabilities filed by Feldman and his wife with the Bankruptcy Court in their chapter 7 case indicates that their assets are less than 1.5% of the scheduled liabilities. Based upon such schedules, it is likely that after payment of the expenses of the administration of Feldmans' chapter 7 case, little or no distribution will be made to the Partnership as a holder of a general unsecured claim.

10. Litigation
The Partnership had been involved in litigation with the Property's former construction manager, Gilbane Building Company ("Gilbane"), and a subcontractor, Moliterno Stone Sales, Inc. ("Moliterno"). In this suit,

STAMFORD TOWERS LIMITED PARTNERSHIP


Gilbane and Moliterno, respectively, sought $2.65 million and $155,000 in damages, plus interest and other relief. On November 18, 1996, the Connecticut Superior Court (the "Court") awarded Gilbane $770,070 and Moliterno $155,000. All remaining claims, including the Partnership's counterclaims, were dismissed. On October 24, 1997, the Court entered a final judgment containing the foregoing awards and further awarding Gilbane and Moliterno interest and attorneys' fees of approximately $469,000. In December 1997, the Partnership paid $1,171,758 to Gilbane and $200,000 to Moliterno in settlement of all amounts due pursuant to the final judgment.

11. Subsequent Event
On March 17, 1998, the Partnership entered into an agreement to sell the Property (the "Purchase Agreement") to Reckson Operating Partnership, L.P. (the "Buyer"), a Delaware limited partnership unaffiliated with the Partnership. Pursuant to the terms of the Purchase Agreement, the Buyer agreed to acquire the Property for consideration in the amount of $61,315,000 in cash (the "Purchase Price"), subject to adjustments in respect of certain closing costs (the "Sale").

The proposed Sale is subject to the satisfaction of certain conditions. Pursuant to the terms of the Partnership Agreement, Limited Partners holding a majority of limited partnership interests will have the right to disapprove of the Sale. An information statement will be mailed to the Limited Partners shortly detailing information concerning the proposed Sale and subsequent distribution by the Partnership.

STAMFORD TOWERS LIMITED PARTNERSHIP


================================================================================
                         REPORT OF INDEPENDENT AUDITORS
================================================================================






General and Limited Partners
Stamford Towers Limited Partnership

We have audited the accompanying balance sheets of Stamford Towers Limited Partnership as of December 31, 1997 and 1996, and the related statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stamford Towers Limited Partnership at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                 ERNST & YOUNG LLP


Boston, Massachusetts
February 17, 1998,  except for
Note 1 and Note 11, as to which
the date is March 17, 1998